EXHIBIT A

to the

Capital Group Fixed Income ETF Trust

Amended and Restated Principal Underwriting Agreement

Fund	Effective Date
Capital Group Core Plus Income ETF	9/16/22
Capital Group Municipal Income ETF	9/16/22
Capital Group U.S. Multi-Sector Income ETF	9/16/22
Capital Group Short Duration Income ETF	9/16/22
Capital Group Core Bond ETF	6/5/23
Capital Group Short Duration Municipal Income ETF	6/5/23
Capital Group International Bond ETF (USD-Hedged)	3/8/24
Capital Group Municipal High-Income ETF	3/8/24
Capital Group Ultra Short Income ETF	3/8/24